Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
dmessinger@wcpglobal.com
CARDICA ANNOUNCES FISCAL 2008 FOURTH QUARTER
AND YEAR-END FINANCIAL RESULTS
— Annual Revenue Increased Over 110% —
— Conference Call Today at 4:30 p.m. Eastern Time —
REDWOOD CITY, Calif. — August 5, 2008 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2008 fourth quarter and year ended June 30, 2008.
“Over the course of fiscal 2008, we made excellent commercial and corporate progress. The clinical adoption of our C-Port systems continued as we introduced our reloadable C-Port® X-CHANGE™ system and expanded applications of our automated anastomosis systems in beating heart and robot-assisted bypass procedures,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “Subject to receiving regulatory clearance, we intend to substantially broaden our product portfolio with the launch of our PAS-Port® system and additional devices within the C-Port product line and to provide a complete suite of automated anastomosis systems that we believe will continue to help revolutionize revascularization procedures.”
Recent Highlights and Accomplishments
Commercial Progress
•	Trained a total of 318 surgeons on the C-Port® Distal Anastomosis Systems since product introduction, with 38 surgeons trained in the fiscal 2008 fourth quarter;

•	Increased cumulative worldwide shipments of C-Port systems to nearly 6,000 units, with 1,430 units sold in the fiscal 2008 fourth quarter;

•	Increased cumulative worldwide shipments of PAS-Port systems to over 8,800 units, with 750 units sold in the fiscal 2008 fourth quarter, with the vast majority of units deployed in Japan; and

•	Hosted innovative educational symposia for cardiothoracic and thoracic surgeons in conjunction with the American Association of Thoracic Surgeons and the International Society for Minimally Invasive Cardiothoracic Surgery Annual Meetings.
Corporate and Pipeline Progress
•	Submitted 510(k) premarket notification to the U.S. Food and Drug Administration (FDA) for clearance to market the PAS-Port system in the United States; and

•	Presented data showing that the PAS-Port system met its primary endpoint of non-inferiority to hand-sewn anastomosis in a pivotal, randomized clinical trial.
Fiscal 2008 Fourth Quarter Financial Results
Total product revenue was $1.6 million for the fiscal 2008 fourth quarter versus $0.7 million for the fiscal 2007 fourth quarter. Total net revenue was $2.8 million for the fiscal 2008 fourth quarter compared to $1.0 million for the same period in fiscal 2007. Cost of product revenue was $1.4 million for the fiscal 2008 fourth quarter compared to $0.7 million for the same period in fiscal 2007.
Research and development expenses were $2.7 million for the fiscal 2008 fourth quarter compared to $2.1 million for the fiscal 2007 fourth quarter. Selling, general and administrative expenses for the fiscal 2008 fourth quarter were $3.7 million compared to $2.4 million for the same period in fiscal 2007.
The net loss for the fiscal 2008 fourth quarter was $4.8 million, or $0.31 per share, compared to a net loss of $4.0 million, or $0.34 per share, for the fiscal 2007 fourth quarter.
Fiscal Year Ended June 30, 2008 Financial Results
Total net revenue for the fiscal year ended June 30, 2008 was $7.6 million, compared to $3.5 million for fiscal 2007. Total operating costs and expenses for fiscal 2008 were $26.6 million, compared to $19.0 million for fiscal 2007. The net loss for fiscal 2008 was $18.2 million, or $1.23 per share, compared to a net loss of $13.6 million, or $1.25 per share, for fiscal 2007.
Cash, cash equivalents and investments at June 30, 2008 were $23.3 million, compared to $28.3 million at March 31, 2008 and $23.4 million at June 30, 2007. As of June 30, 2008, common shares outstanding were approximately 15.8 million shares.
Guidance and Milestones for Fiscal 2009
Cardica anticipates achieving the following milestones over the course of fiscal 2009:
•	Receive clearance from the FDA of the company’s 510(k) submission for the PAS-Port system in the first half of fiscal 2009;

•	Continue to train 25 to 30 surgeons per quarter on the use and benefits of the C-Port systems. In addition, the company expects to commence training approximately 50 to 60 surgeons per quarter on the use and benefits of the PAS-Port system, subject to receiving FDA clearance;

•	Receive CE Mark approval for the C-Port X-CHANGE system in the first half of fiscal 2009;

•	Receive clearance to market the C-Port® Flex-AV™ system, a modification of the C-Port® Flex-A® system designed to create an arteriovenous (AV) fistula for hemodialysis;

•	Launch the C-Port® xV system, a C-Port product line extension designed to be used with larger vein grafts, in fiscal 2009; and

•	Achieve additional developmental milestones under two separate partnerships with Cook Medical.

Cardica expects to achieve continued sequential product revenue growth from its currently marketed products. The magnitude of Cardica’s revenue for 2009 is dependent on whether and when FDA clearance for the PAS-Port system is received. The company is in the process of working with the FDA to respond to questions on its 510(k) submission related to the PAS-Port system. If the PAS-Port device receives FDA clearance, Cardica expects to launch the product in the U.S. approximately 60 days after clearance and will provide further product revenue guidance after the PAS-system Port is introduced in the U.S. market.
Collaboration revenue is expected to be between $2 and $3 million in fiscal year 2009. Cardica anticipates that fiscal 2009 research and development, sales, general and administrative costs will total between $26 and $28 million, including non-cash stock-based compensation expense of approximately $2 million.
Conference Call Details
To access the live conference call today, Tuesday, August 5 at 4:30 p.m. Eastern Time via phone, please dial 800-659-2032 from the United States and Canada or +1-617-614-2712 internationally. The conference ID is 76383319. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through August 12, 2008 and may be accessed by dialing 888-286-8010 from the United States and Canada or +1-617-801-6888 internationally. The replay passcode is 84453290.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port® Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan, and Cardica has submitted a 510(k) premarket notification for clearance to market the PAS-Port system in the United States. Cardica also is developing additional devices with Cook Medical to facilitate vascular closure and other surgical procedures.
Forward-Looking Statements
This press release contains “forward-looking” statements, including statements relating to Cardica’s intention to broaden its product portfolio, the matters described under the heading “Guidance and Milestones for Fiscal 2009,” including the anticipated receipt of FDA clearance of the PAS-Port system and other products and the timing thereof, expected product revenue growth, the launch of Cardica’s PAS-Port system and other products and the timing thereof, and all financial guidance for the fiscal year ending June 30, 2009. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with market acceptance of Cardica’s C- Port systems, manufacturing of the C-Port systems, Cardica’s sales, marketing and distribution strategy and capabilities, Cardica’s ability to obtain regulatory clearance to market the PAS-Port system and the C-Port Flex-AV system in the United States, the launch of the C-Port xV system, the timing and success of pre-clinical studies of and regulatory activities related to the Cook Vascular Access Closure Device and specialized PFO closure device, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read the company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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(financial statements follow)

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Year ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$1,580	$679	$4,934	$2,103
Development revenue	1,216	309	2,564	1,370
Royalty revenue from related-party	19	17	67	56

Total	2,815	1,005	7,565	3,529

Operating costs and expenses
Cost of product revenue	1,368	726	4,808	2,880
Research and development	2,664	2,052	8,609	7,014
Selling, general and administrative	3,722	2,416	13,175	9,057

Total operating costs and expenses	7,754	5,194	26,592	18,951

Loss from operations	(4,939)	(4,189)	(19,027)	(15,422)
Interest income	136	202	926	1,113
Interest expense	(26)	(26)	(101)	(458)
Other income (expense)	2	2	6	2
Gain on early retirement of notes payable to related party	—	—	—	1,183

Net loss	$(4,827)	$(4,011)	$(18,196)	$(13,582)

Basic and diluted net loss per share	$(0.31)	$(0.34)	$(1.23)	$(1.25)

Shares used in computing basic and diluted net loss per share	15,682	11,826	14,844	10,878

	Balance Sheets
	(amounts in thousands)
	June 30,	June 30,
	2008	2007
	(unaudited)
Assets
Cash and investments	$23,265	$23,434
Other assets	4,985	3,890

Total assets	$28,250	$27,324

Liabilities and stockholders’ equity
Total other current liabilities	$3,348	$2,433
Deferred revenue	1,485	882
Total long-term liabilities	2,000	2,020
Stockholders’ equity	21,417	21,989

Total liabilities and stockholders’ equity	$28,250	$27,324